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                                                                    EXHIBIT 99.3


                        GEOTEL COMMUNICATIONS CORPORATION
                             STOCK OPTION AGREEMENT
                           NON-QUALIFIED STOCK OPTION


        AGREEMENT entered into this ______ day of ______ 19__ by and between GeoTel Communications Corporation, a Delaware corporation with a principal place of business in Lowell, Massachusetts (the Company ), and the undersigned employee of the Company (the "Optionee").

        WHEREAS, the Company desires to grant the Optionee a non-qualified stock option under the Company's 1995 Stock Option Plan (the "Plan") to acquire shares of the Company's common stock, $.01 par value per share (the "Common Stock").

        WHEREAS, Section 5 of the Plan provides that each option is to be evidenced by an option agreement, setting forth the terms and conditions of the option.

        ACCORDINGLY, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and the Optionee hereby agree as follows:

        1. Grant of Option. The Company hereby irrevocably grants under the Plan and subject to the terms and conditions of the Plan to the Optionee a non-qualified stock option (the "Option") to purchase all or any part of an aggregate of ______ shares of Common Stock (the "Shares") on the terms and conditions hereinafter set forth. This option shall be treated for federal income tax purposes as a Non-Qualified Option (rather than an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")).

        2. Purchase Price. The purchase price (the "Purchase Price") for the Shares covered by the Option shall be $____ per Share.

        3.      Time of Exercise of Option.

                (a) The Option shall not be exercisable prior to the first anniversary of the date of this Agreement. Upon the anniversary date, 25% of the Option shall be exercisable and thereafter, subject to the provisions of this Agreement (including Section 3(b) below), the Option shall only be exercisable in increments of 1/48th (one forty-eighth) of the total shares represented by the Option per month until the Option is exercisable in full.

                (b) Notwithstanding any other provisions of this section (but subject to the provision at the end of this subsection), in the event of a Change in Control, each Optionee with a minimum of six months service will automatically receive twelve months accelerated Vesting; in the event of a Change in Control of the Company not approved by the Board of Directors prior to such Change of Control all of the Shares shall be fully Vested immediately upon such Change of Control; provided, however, should any transaction occur which is intended to be accounted for as a "pooling of interests" under generally accepted accounting


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principles and the provisions of this Section 3(b) would preclude accounting for the transaction as a "pooling of interests" as determined by the Board Of Directors upon advice from the Company's Independent Public Accountants then this Section 3(b) will be null. For purposes of this Agreement a "Change of Control" shall be deemed to have occurred if any of the following conditions have occurred: (1) the merger or consolidation of the Company with another entity other than with a subsidiary or an affiliate, where the Company is not the surviving entity; (2) the sale of all or substantially all of the Company assets to a third party who is not prior thereto a stockholder or affiliate of the Company, or (3) a transaction or series of related transactions whereby in excess of 51% of the voting stock of the Company is transferred to parties who are not prior thereto stockholders or affiliates of the Company.

        4.      Term of Options; Exerciseability.

                (a)     Term.

                        (1) The Option shall expire ten (10) years from the date of this Agreement, but shall be subject to earlier termination as herein provided.

                        (2) Except as otherwise provided in this Section 4, the Option shall terminate thirty days following the date the Optionee ceases to be an employee of the Company or one of its subsidiaries, or on the date on which the Option expires by its terms, whichever occurs first; provided that the Committee may, in its discretion, extend such thirty day period of exercisability for such time period as it deems appropriate provided further that such period of exercisability shall not exceed ninety (90) days.

                        (3) If such termination of employment is because the Optionee has become permanently disabled (within the meaning of Section 22(e)(3) of the Code), the Option shall terminate on the last day of the sixth month from the date the Optionee ceases to be an employee, or on the date on which the Option expires by its terms, whichever occurs first.

                        (4) In the event of the death of the Optionee, the Option shall terminate twelve months from the date of death, or on the date on which the Option expires on its terms, whichever occurs first.

                (b) Exercisability. The Option shall be exercisable only to the extent that the right to purchase shares under the Option has accrued and is in effect on the date the Optionee ceases to be an employee of the Company.

        5.      Manner of Exercise of Option; Payment of Price.

                (a)     Manner of Exercise.

                        (1) To the extent that the right to exercise the Option has accrued and is in effect, the Option may be exercised in full or in part by giving written notice to the Company stating the number of Shares exercised and accompanied by payment in full for


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such Shares. Upon such exercise, delivery of a certificate for paid-up, non-assessable Shares shall be made at the principal office of the Company to the person exercising the Option, not more than thirty (30) days from the date of receipt of the notice by the Company.

                        (2) The Company shall at all times during the term of the Option reserve and keep available such number of Shares of its common stock as will be sufficient to satisfy the requirements of the Option. The Optionee shall not have any of the rights of a stockholder of the Company in respect of the Shares until one or more certificates for such Shares shall be delivered to him or her upon the due exercise of the Option.

                (b)     Payment of Price.

                        (1) Form of Payment. The option price shall be paid in the following manner:

                                (i)     in cash or by check;

                                (ii)    subject to Section 5(b)(2) below, by
                                delivery of shares of the Company's Common Stock having a fair market value (as determined by the Committee) equal as of the date of exercise to the option price;

                                (iii)   by delivery of an assignment
                                satisfactory in form and substance to the Company of a sufficient amount of the proceeds from the sale of the Option Shares and an instruction to the broker or selling agent to pay that amount to the Company; or

                                (iv)    by any combination of the foregoing.

                        (2) Limitations on Payment by Delivery of Common Stock. If the Optionee delivers Common Stock held by the Employee ("Old Stock") to the Company in full or partial payment of the option price, and the Old Stock so delivered is subject to restrictions or limitations imposed by agreement between the Optionee and the Company, an equivalent number of Option Shares shall be subject to all restrictions and limitations applicable to the Old Stock to the extent that the Optionee paid for the Option Shares by delivery of Old Stock, in addition to any restrictions or limitations imposed by this Agreement. Notwithstanding the foregoing, the Optionee may not pay any part of the exercise price hereof by transferring Common Stock to the Company unless such Common Stock has been owned by the Optionee free of any substantial risk of forfeiture for at least six months.

        6. Non-Transferability. The right of the Optionee to exercise the Option shall not be assignable or transferable by the Optionee otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined by the


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Code or Title I of the Employment Retirement Income Security Act, or the rules thereunder. The Option may be exercised during the lifetime of the Optionee only by him or her. The Option shall be null and void and without effect upon the bankruptcy of the Optionee or upon any attempted assignment or transfer, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process or similar process, whether legal or equitable, upon the Option.

        7.      Representation Letter and Investment Legend.

                (a) In the event that for any reason the Shares to be issued upon exercise of the Option shall not be effectively registered under the Securities Act of 1933 (the 1933 Act ), upon any date on which the Option is exercised in whole or in part, the person exercising the Option shall give a written representation to the Company in the form of attached hereto as Exhibit 1 and the Company shall place an investment legend, so-called, as described in
Exhibit 1, upon any certificate for the Shares issued by reason of such exercise.

                (b) The Company shall be under no obligation to qualify Shares or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purposes of covering the issue of Shares.

        8. Recapitalizations, Reorganizations, Changes in Control and the Like. Adjustments and other matters relating to recapitalizations, reorganizations, sale of assets of the Company, changes in control and the like shall be made and determined in accordance with section 11 of the Plan, as is in effect on the date of this Agreement.

        9. No Special Employment Rights. Nothing contained in this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment of the Optionee for the period within which this Option may be exercised. However, during the period of the Optionee's employment, the Optionee shall render diligently and faithfully the services which are assigned to the Optionee from time to time by the Board of Directors or by the executive officers of the Company, provided that such services are consistent with the services usually required to be performed by the Optionee. The Optionee shall at no time take any action which directly or indirectly would be inconsistent with the best interests of the Company.

        10. Withholding Taxes. If the Company or any Related Corporation in its discretion determines that it is obligated to withhold any tax in connection with the exercise of this option, or in connection with the transfer of, or the lapse of restrictions on, any Common Stock or other property acquired pursuant to this option, the Optionee hereby agrees that the Company or any Related Corporation may withhold from the Optionee's wages or other remuneration the appropriate amount of tax. At the discretion of the Company or Related Corporation, the amount required to be withheld may be withheld in cash from such wages or other remuneration or in kind from the Common Stock or other property otherwise deliverable to the Optionee on exercise of this option. The Optionee further agrees that, if the Company or Related Corporation does not withhold an amount from


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the Optionee's wages or other remuneration sufficient to satisfy the withholding obligation of the Company or Related Corporation, the Optionee will make reimbursement on demand, in cash, for the amount underwithheld.

        11. Amendment and Waiver. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by the parties.

        12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

        13. Notices. Any notices or other communications required to be given hereunder shall be given by hand delivery or by first class mail with all fees prepaid and addressed, if to the Company, to it at 900 Chelmsford St., Tower II, Fl. 12, Lowell, MA 01851, Attn: President, and if to Optionee, to him at the address set forth in the signature page hereto.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its corporate seal to be hereto affixed by its officer thereunto duly authorized, and the Optionee has hereunto set his or her hand and seal, all as of the day and year first above written.


                                  GEOTEL COMMUNICATIONS CORPORATION



                                  By:___________________________________________
                                        John C. Thibault, President & CEO



                                  OPTIONEE



                                  ______________________________________________
                                                    [ name ]

                                  Address:



                                 Social Security No.: ________


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GeoTel Communications Corporation
900 Chelmsford Street, Tower II
Lowell, MA  01851


                        GeoTel Communications Corporation
                           Non-Qualified Stock Option
                              Representation Letter

        The undersigned, ___________________ (the "Optionee"), in connection with the grant of an option to purchase _______ shares (the "Shares") of the Common Stock, $.01 par value per share, of GeoTel Communications Corporation (the "Company"), hereby represents and warrants to the Company that:

        (1) The Optionee has exercised his or her options pursuant to the provisions set forth in the Company's 1995 Stock Option Plan, as amended (the "Plan").

        (2) The Optionee is acquiring the Shares for his or her own account as an investment and not with a view to, or for sale in connection with, any distribution of the Shares.

        (3) The Optionee is aware that the Shares have not been registered with the Securities and Exchange Commission and are of an illiquid nature and are subject to restrictions on transferability set forth under the Securities Act of 1933, as amended ( the "Securities Act").

        (4) The Optionee is aware the Shares must be sold in compliance with the registration requirements of the Securities Act or an exemption therefrom. Accordingly, the Company may, pursuant to
                Section 7(a) of the Plan, affix an investment legend on the Shares in substantially the form as follows:

                The Shares represented by this certificate have not been registered under the Securities Act of 1933. These Shares have been acquired for investment and not with a view to distribute or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such shares under the Securities Act of 1933, or an opinion of Counsel for the Company that such registration is not required under such act.

        IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed as of the date first written below.


Dated:  ____________                                   _________________
                                                       Optionee